EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Second Quarter 2012 Financial Results

SPOKANE, Wash., Aug. 10, 2012 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCQB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter ended June 30, 2012.

Net income for the second quarter of 2012 was $289 thousand, compared to a loss of $249 thousand reported for the second quarter of 2011. After accrual of dividends on preferred stock and related accretion adjustments, the net income available for common shareholders was $120 thousand for the second quarter of 2012 ("2Q12") compared to a loss of $418 thousand for the second quarter last year ("2Q11").

Earnings per diluted share available for common shareholders for the second quarters of 2012 and 2011 were $0.04 and ($0.14), respectively.

Net income for the six months ending June 30, 2012 was $614 thousand, compared to $351 thousand for the first six months of 2011. After accrual of dividends on preferred stock and related accretion adjustments of $338 thousand and $339 thousand, the net income available for common shareholders was $276 thousand and $12 thousand for the first half of 2012 and 2011, respectively.

Earnings per diluted share available for common shareholders for the first half of 2012 and 2011 were $0.09 and $0.00, respectively.

Randall L. Fewel, President and CEO of both the Company and the Bank, said, "We are pleased with the continued progress being made in profitability. This is directly attributable to the reduction in expenses for problem loans. As we continue to achieve resolutions with our troubled assets, we should see further improvement in profitability."

Provision expense for loan losses was $400 thousand in 2Q12, compared to $1.5 million in 2Q11. Provision expense in the first six months in 2012 was $1.0 million, compared to $2.4 million in the first six months of 2011.

Net interest income was $3.6 million in 2Q12, compared to $3.7 million in 2Q11, a decrease of $116 thousand, or -3.1%.  This is primarily attributable to rates on earning assets (loans and investments) re-pricing downward at a faster rate than rates on interest bearing liabilities (deposits and borrowed funds). It is also partly due to the fact the Bank's total average loans were approximately $8.4 million less in 2Q12 than they were in 2Q11, a decline of 3.0%. Loans are the highest yielding group of earning assets, so a reduction in total loans has a direct impact on interest income. The net interest margin (interest income minus interest expense, divided by average earning assets) declined to 4.06% for 2Q12 from 4.21% for 2Q11 for the same reasons.

Net interest income for the first six months of 2012 was $7.2 million, compared to $7.8 million for the same period in 2011. This drop of $614 thousand represents a decline of 7.8% year-to-date. The net interest margin for the first half of 2012 was 4.08% compared to 4.39% last year.

"We will probably continue to see the net interest margin decline for the next six to eight quarters," Fewel said, "until loan demand picks up and interest rates begin to rise above their historic lows."

Noninterest income was $1.4 million in the second quarter, compared to $904 thousand for the second quarter last year, for an increase of $491 thousand or 54.3%.  Year-to-date noninterest income is $2.5 million, compared to $1.7 million last year, for an increase of $784 thousand or 45.7% over the six months.

The primary driver of this improvement was the Bank's Mortgage Department, which saw revenue climb by $383 thousand, or 123%, year over year. Approximately 60% of this revenue was from home purchases and 40% from homeowners refinancing their mortgages. "Pickup in the volume of home purchases is an encouraging sign," Fewel said, "and we are hopeful it is a precursor to the local economy beginning to get much healthier." The other major factor contributing to the increase in noninterest income was the income generated from foreclosed income-producing properties, which accounted for $289 thousand. The Bank also recorded an increase of $84 thousand in debit and credit card income year over year.

Noninterest expense for the second quarter was $4.3 million, an increase of $678 thousand, or 19.0%, over 2Q11. Noninterest expense for the six months ended June 30, 2012, was $7.9 million, an increase of $1.1 million, or 15.4%, over the first six months of 2011. One of the biggest contributing factors in the increase in noninterest expense was a $387 thousand increase in losses on the sale of foreclosed real estate. The Bank had $470 thousand of such losses during the first six months of 2012, compared to $83 thousand in the first six months of 2011.

In addition, personnel costs for the first six months of this year were up $197 thousand, or 5.9%, over last year primarily due to commissions paid to mortgage loan originators.

Other notable increases in noninterest expense included costs associated with maintaining or selling foreclosed real estate, which increased $232 thousand year over year; software costs which increased $86 thousand; other loan and deposit account costs, which increased $65 thousand, and; appraisal costs related to new and existing loans, which increased $37 thousand.

As of June 30, 2012, the Company had assets of $388.7 million, compared to $385.7 million on December 31, 2011.  This is an increase of $3.0 million, or 0.8%, compared to year-end 2011.

Deposits at June 30, 2012 were $334.3 million, an increase of $2.2 million, or 0.7%, compared to December 31, 2011.

"We continue to be in an environment of extremely slow growth," Fewel commented, "and that will probably continue to be the case until the local economy rebounds and we start seeing a significant increase in jobs in the Inland Northwest."

The Bank's nonperforming assets were $15.5 million at quarter end, down $1.6 million, or 9.2%, from the $17.1 million level at the end of the first quarter. Nonperforming assets ("NPAs") are defined as loans on which the Bank has stopped accruing interest and foreclosed real estate.  NPAs at the end of 2011 were $14.1 million and at June 30, 2011, NPAs were $14.6 million.

"Subsequent to quarter end," Fewel said, "we sold a $900,000 foreclosed property and entered into a Purchase and Sale Agreement to sell another $1.75 million of foreclosed property that is scheduled to close in November. As a result, we expect to see continued reduction in our nonperforming asset totals by year end."

Total revenue for the Company was $5.0 million for the second quarter 2012, which was an increase of $375 thousand, or 8.1%, from the $4.6 million generated in the second quarter of 2011. Total revenue is defined as net interest income plus noninterest income. As previously noted, the primary contributors to the increase in revenue were the Mortgage Department and income-producing foreclosed real estate.

Total revenue for the six months ending June 30, 2012 was $9.7 million, up $170 thousand, or 1.8%, over total revenue of $9.5 million in the first six months of 2011.

Core deposits (all deposits except time deposits) ended the quarter at $243.5 million. This represents an increase of $9.8 million, or 4.2%, since the beginning of the year and an increase of $32.0 million, or 15.1%, over June 30, 2011 when core deposits were $211.5 million.

Fewel summarized the quarterly results by saying "We are very pleased that we have been able to report two consecutive quarters of profitability and that our earnings are now significantly ahead of last year.  We are encouraged by the progress being made in reducing our problem assets and look forward to even more improvement in this critical area by year end. However, this optimism is tempered by the impact the continuing low interest rate environment and sluggish economy is having on our ability to grow revenues and loan totals. Until the Inland Northwest starts experiencing job growth and a revitalized local economy, it will be difficult to reach the level of profitability that we want for our shareholders."

Fewel pointed out that the book value of the Company's common stock stood at $8.57 per share on June 30, 2012, which is a $0.27 increase over the $8.30 book value at the end of 2011.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington.  INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County).  INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services.  The Company's stock is quoted by the OTC Markets, http://www.otcmarkets.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to the Company's future operating results.  When used in this release, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600

         -or-

         Holly Poquette, Chief Financial Officer
         (509) 456-8888